Exhibit 99.1
KMI CASH AVAILABLE TO PAY DIVIDENDS UP 21% OVER 2012

Dividend 11% Higher Than Fourth Quarter 2012

HOUSTON, Jan. 15, 2014 - Kinder Morgan, Inc. (NYSE: KMI) today reported fourth quarter cash available to pay dividends of $482 million, an increase of 10 percent from $439 million for the comparable period in 2012. For the full year, KMI reported cash available to pay dividends of $1.713 billion, up 21 percent from $1.411 billion in 2012 and exceeding its published annual budget of $1.632 billion.
The board of directors declared a quarterly dividend of $0.41 per share ($1.64 annualized), which is payable on Feb. 18, 2014, to shareholders of record as of Jan. 31, 2014. This represents an increase of 11 percent from the fourth quarter 2012 cash dividend per share of $0.37 ($1.48 annualized).
Chairman and CEO Richard D. Kinder said, “KMI had an excellent fourth quarter and year. Growth was driven by continued outstanding performance at Kinder Morgan Energy Partners (KMP) highlighted by the strong results produced by the assets it acquired through the Copano and El Paso transactions, and a full year of contributions from El Paso Pipeline Partners (EPB). As a result, KMI met its revised target to declare a dividend of $1.60 per share for the full year and actually generated $1.65 per share in cash available per share outstanding. Looking ahead, we believe that our large footprint of diversified assets will continue to generate stable, attractive risk-adjusted returns to our investors. We are excited about 2014, and currently have identified approximately $14.8 billion in expansion and joint venture investments at KMP and EPB that we are confident will come to fruition and drive growth at KMI for years to come. We are also pursuing customer commitments for many more projects.”
Outlook
As previously announced, KMI expects to declare dividends of $1.72 per share for 2014, an 8 percent increase over its 2013 declared dividend of $1.60 per share. Growth in 2014 is expected to be driven by continued strong performance at KMP and contributions from EPB.

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KMI - Q4 Earnings	Page 2

The growth at KMI from KMP and EPB will be partially offset by the loss of income from the 2013 and expected 2014 sales (dropdowns) of certain assets to KMP and EPB. Subject to appropriate board approvals, KMI expects to drop down its 50 percent interest in Ruby Pipeline, its 50 percent interest in Gulf LNG and its 47.5 percent interest in Young Gas Storage to EPB during 2014.
The boards of directors of the Kinder Morgan companies approved the 2014 budgets at the January board meeting, and the budgets will be discussed in detail during the company’s annual analyst conference on Jan. 29, 2014, in Houston. The conference starts at 8 a.m. CT and will be webcast live.
Other News

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KMI repurchased 5.2 million shares of its common stock during the fourth quarter for approximately $172 million. KMI has fully utilized the $350 million share and warrant repurchase program authorized by the board of directors in July of 2013 and has $94 million remaining on the $250 million authorized by the board in October of 2013 for share and warrant repurchase.

Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $110 billion. It owns an interest in or operates approximately 80,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. Kinder Morgan, Inc. (NYSE: KMI) owns the general partner interests of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit www.kindermorgan.com.
Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Jan. 15, at www.kindermorgan.com for a LIVE webcast conference call on the company’s fourth quarter and year-end earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measure of cash available to pay dividends is presented in this news release. Cash available to pay dividends is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash dividends we expect to pay our shareholders on an ongoing basis. Management uses this metric to evaluate our overall performance. Cash available to pay

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KMI - Q4 Earnings	Page 3

dividends is also an important non-GAAP financial measure for our shareholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly dividends we are paying. Our dividend policy provides that, subject to applicable law, we will pay quarterly cash dividends generally representing the cash we receive from our subsidiaries less any cash disbursements and reserves established by our board of directors. Cash available to pay dividends is also a quantitative measure used in the investment community because the value of a share of an entity like KMI that pays out all or a substantial proportion of its cash flow is generally determined by the dividend yield (which in turn is based on the amount of cash dividends the corporation pays to its shareholders relative to share price). The economic substance behind our use of cash available to pay dividends is to measure and estimate the ability of our assets to generate cash flows sufficient to pay dividends to our investors.
We believe the GAAP measure most directly comparable to cash available to pay dividends is income from continuing operations. A reconciliation of cash available to pay dividends to income from continuing operations is provided in this release. Our non-GAAP measure described above should not be considered as an alternative to GAAP net income and has important limitations as an analytical tool. Our computation of cash available to pay dividends may differ from similarly titled measures used by others. You should not consider this non-GAAP measure in isolation or as a substitute for an analysis of our results as reported under GAAP. Management compensates for the limitations of this non-GAAP measure by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Media Relations	Investor Relations
Larry Pierce	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
larry_pierce@kindermorgan.com	www.kindermorgan.com

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Kinder Morgan, Inc. and Subsidiaries Preliminary Cash Available to Pay Dividends (Non-GAAP, Unaudited) (In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
KMP distributions to us
From ownership of general partner interest (1)	$462	$397	$1,756	$1,454
On KMP units owned by us (2)	37	34	147	120
On KMR shares owned by us (3)	22	20	83	73
Total KMP distributions to us	521	451	1,986	1,647

EPB distributions to us
From ownership of general partner interest (4)	56	46	211	118
On EPB units owned by us (5)	58	55	230	157
Total EPB distributions to us	114	101	441	275

Cash generated from KMP and EPB	635	552	2,427	1,922
General and administrative expenses and other (6)	(9)	(9)	(50)	(35)
Interest expense	(10)	(14)	(132)	(181)
Cash taxes (7)	(130)	(109)	(516)	(419)
Cash available for distribution to us from KMP and EPB	486	420	1,729	1,287

Cash available from other assets
Cash generated from other assets (8)	84	115	375	439
EP debt assumed interest expense (9)	(71)	(81)	(316)	(235)
EP acquisition debt interest expense (10)	(17)	(15)	(75)	(80)
Cash available for distribution to us from other assets	(4)	19	(16)	124

Cash available to pay dividends (11)	$482	$439	$1,713	$1,411

Weighted Average Shares Outstanding for Dividends (12)	1,041	1,039	1,040	908

Cash Available Per Average Share Outstanding	$0.46	$0.42	$1.65	$1.55
Declared Dividend	$0.41	$0.37	$1.60	$1.40

Notes:
(1)
Based on (i) Kinder Morgan Energy Partners, L.P. (KMP) distributions of $1.36 and $5.33 per common unit declared for the three months and year ended December 31, 2013, respectively, and $1.29 and $4.98 per common unit declared for the three months and year ended December 31, 2012, respectively; (ii) 381 million and 340 million aggregate common units, Class B units and i-units (collectively KMP units) outstanding as of April 29, 2013 and April 30, 2012, respectively; (iii) 433 million and 347 million KMP units outstanding as of July 31, 2013 and 2012, respectively; (iv) 438 million and 365 million KMP units outstanding as of October 31, 2013 and 2012, respectively; (v) 444 million KMP units estimated to be outstanding as of January 31, 2014 and 373 million KMP units outstanding as of January 31, 2013; (vi) waived incentive distributions of $4 million for the year ended December 31, 2013 and $7 million and $26 million for the three months and year ended December 31, 2012, respectively, related to KMP's acquisition of its initial 50% interest in May 2010, and subsequently, the remaining 50% interest in May 2011 of KinderHawk; and (vii) waived incentive distributions of $25 million and $75 million for the three months and year ended December 31, 2013, respectively, as a result of KMP's acquisition of Copano. In addition, we as the general partner of KMP, agreed to waive a portion of our future incentive distributions related to the Copano acquisition in the amounts of $120 million in 2014, $120 million in 2015, $110 million in 2016, and annual amounts thereafter decreasing by $5 million per year from the 2016 level.

(2)
Based on 28 million in 2013, and 22 million as of March 31 and June 30, 2012, and 26 million as of September 30 and December 31, 2012, KMP units owned by us, multiplied by the KMP per unit distribution declared, as outlined in footnote (1) above.

(3)
Assumes that we sold the Kinder Morgan Management, LLC (KMR) shares that we estimate to be received as distributions for the three months and year ended December 31, 2013 and received as distributions for the three months and year ended December 31, 2012, respectively. We did not sell any KMR shares in 2013 or 2012. We intend periodically to sell the KMR shares we receive as distributions to generate cash.

(4)
Based on (i) El Paso Pipelines Partners, L.P. (EPB) distributions of $0.65 and $2.55 per common unit declared for the three months and year ended December 31, 2013, respectively, and $0.61 and $1.74 per common unit declared for the three and nine months ended December 31, 2012; (ii) 216 million common units outstanding as of April 29, 2013; (iii) 218 million and 208 million common units outstanding as of July 31, 2013 and 2012, respectively; (iv) 218 million and 216 million common units outstanding as of October 31, 2013 and 2012, respectively; and (v) 218 million common units estimated to be outstanding as of January 31, 2014 and 216 million common units outstanding as of January 31, 2013.

(5)	Based on 90 million EPB units owned by us as of December 31, 2013 and 2012, multiplied by the EPB per unit distribution declared, as outlined in footnote (4) above.
(6)	Represents corporate general and administrative expenses, corporate sustaining capital expenditures, and other income and expense.
(7)
2013 and 2012 Cash taxes were calculated based on the income and expenses included in the table, deductions related to the income included, and use of net operating loss carryforwards of $300 million and $200 million, respectively.

(8)
Represents cash available from former El Paso Corporation (EP) assets that remain at KMI , including TGP, EPNG and El Paso midstream assets for the periods presented prior to their drop-down to KMP, and our 20% interest in NGPL, net of general and administrative expenses related to KMI's EP assets. Amounts include our share of pre-tax earnings, plus depreciation, depletion and amortization, and less cash taxes and sustaining capital expenditures from equity investees.

(9)	Represents interest expense on debt assumed from the May 25, 2012 EP acquisition.
(10)	Represents interest associated with Kinder Morgan, Inc.'s (KMI) remaining debt issued to finance the cash portion of EP acquisition purchase price.
(11)
Excludes $310 million in after-tax expenses associated with the EP acquisition and EP Energy sale for the year ended December 31, 2012. This included (i) $101 million in employee severance, retention and bonus costs; (ii) $55 million of accelerated EP stock based compensation allocated to the post-combination period under applicable GAAP rules; (iii) $37 million in advisory fees; (iv) $68 million write-off associated with the EP acquisition (primarily due to debt repayments) or amortization of capitalized financing fees; (v) $51 million for legal fees and reserves, net of recoveries; and (vi) $19 million benefit associated with pension income.

(12)
Includes weighted average common stock outstanding and (i) for 2013, approximately 6 million of unvested restricted stock awards issued to management employees that contain rights to dividends and (ii) for 2012, Class B shares, Class C shares and unvested restricted stock awards.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (1) (Unaudited) (In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Revenue	$3,872	$3,079	$14,070	$9,973

Costs, expenses and other
Operating expenses	2,019	1,504	7,365	4,759
Depreciation, depletion and amortization	479	409	1,806	1,419
General and administrative	132	113	613	929
Taxes, other than income taxes	100	79	395	286
Other expense	(18)	9	(99)	(13)
	2,712	2,114	10,080	7,380

Operating income	1,160	965	3,990	2,593

Other income (expense)
Earnings from equity investments	33	(85)	327	153
Amortization of excess cost of equity investments	(10)	(14)	(39)	(23)
Interest, net	(428)	(406)	(1,675)	(1,399)
Gain on remeasurement of previously held equity interest in Eagle Ford Gathering to fair value	—	—	558	—
Gain on sale of investments in Express	—	—	224	—
Other, net	18	(10)	53	19

Income from continuing operations before income taxes	773	450	3,438	1,343

Income tax expense	(67)	26	(742)	(139)

Income from continuing operations	706	476	2,696	1,204

Income from discontinued operations, net of tax	—	15	—	160
Loss on sale and remeasurement of KMP's FTC Natural Gas Pipelines disposal group to fair value, net of tax	(2)	(3)	(4)	(937)
Loss from discontinued operations	(2)	12	(4)	(777)

Net income	704	488	2,692	427

Net income attributable to noncontrolling interests	(366)	(268)	(1,499)	(112)

Net income attributable to KMI	$338	$220	$1,193	$315

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (1) (continued) (Unaudited) (In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Class P Shares
Basic and Diluted Earnings Per Common Share From Continuing Operations (2)	$0.33	$0.21	$1.15	$0.56
Basic and Diluted Loss Per Common Share From Discontinued Operations	—	—	—	(0.21)
Total Basic and Diluted Earnings Per Common Share	$0.33	$0.21	$1.15	$0.35

Class A Shares (2)
Basic and Diluted Earnings Per Common Share From Continuing Operations (2)		$0.19		$0.47
Basic and Diluted Loss Per Common Share From Discontinued Operations		—		(0.21)
Total Basic and Diluted Earnings Per Common Share		$0.19		$0.26

Basic Weighted Average Number of Shares Outstanding
Class P Shares	1,035	742	1,036	461
Class A Shares		294		446

Diluted Weighted Average Number of Shares Outstanding (3)
Class P Shares	1,035	1,039	1,036	908
Class A Shares		294		446

Declared dividend per common share	$0.41	$0.37	$1.60	$1.40

Notes:
(1)
Includes the operations of EP and its consolidated subsidiaries for the periods after May 25, 2012 and earnings per share reflect the issuance of 330 million shares that were used to provide for the equity portion of the EP acquisition purchase price.

(2)
The Class A shares earnings per share as compared to the Class P shares earnings per share has been primarily reduced by the dividends paid to the Class B shares on February 15, May 16, August 15, and November 15, 2012. On December 26, 2012, all remaining Class A, B and C shares were converted into Class P shares and cancelled.

(3)	The outstanding KMI warrants and convertible preferred securities (assumed from the May 25, 2012 EP acquisition) were anti-dilutive during the periods presented.

Kinder Morgan, Inc. and Subsidiaries Preliminary Reconciliation of Cash Available to Pay Dividends from Income from Continuing Operations (Unaudited) (In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Income from continuing operations (1)	$706	$476	$2,696	$1,204
Income from discontinued operations, net of tax (1) (2)	—	15	—	160
Income attributable to EPB (3)	—	—	—	(37)
Distributions declared by EPB for the second quarter and payable in the third quarter of 2012 to KMI (3)	—	—	—	82
Depreciation, depletion and amortization (1) (4)	479	409	1,806	1,426
Amortization of excess cost of equity investments (1)	10	14	39	23
Earnings from equity investments (5)	(98)	79	(392)	(223)
Distributions from equity investments	95	91	398	381
Distributions from equity investments in excess of cumulative earnings	68	41	185	200
Difference between equity investment distributable cash flow and distributions received (6)	21	68	157	160
KMP certain items (7)	(23)	59	(559)	92
KMI certain items (8)	56	(2)	55	482
KMI deferred tax adjustment (9)	—	(92)	—	(57)
Difference between cash and book taxes	(70)	(52)	105	(264)
Difference between cash and book interest expense for KMI	41	37	14	23
Sustaining capital expenditures (10)	(148)	(161)	(405)	(393)
KMP declared distribution on its limited partner units owned by the public (11)	(544)	(428)	(2,031)	(1,583)
EPB declared distribution on its limited partner units owned by the public (12)	(83)	(77)	(324)	(214)
Other (13)	(28)	(38)	(31)	(51)

Cash available to pay dividends	$482	$439	$1,713	$1,411

Notes
(1)	Consists of the corresponding line items in the preceding Preliminary Unaudited Consolidated Statements of Income.
(2)	2012 amounts primarily represent income from KMP's FTC Natural Gas Pipelines disposal group, net of tax.
(3)
On May 25, 2012, we began recognizing income from our investment in EPB, and we received in the third quarter the full distribution for the second quarter of 2012 as we were the holder of record as of July 31, 2012.

(4)	Year ended 2012 amount includes $7 million associated with KMP's FTC Natural Gas Pipelines disposal group.
(5)
2013 amounts exclude a $65 million impairment of our investment in NGPL Holdco LLC. 2012 includes $6 million and $70 million for the three months and year ended December 31, 2012, respectively, associated with KMP's FTC Natural Gas Pipelines disposal group's investment in Rockies Express Pipeline LLC.

(6)	Consists of the difference between cash available for distributions and the distributions received from our equity investments.
(7)
Consists of items such as hedge ineffectiveness, legal and environmental reserves, gain/loss on sale, insurance proceeds from casualty losses, and asset acquisition and/or disposition expenses. Year ended 2013 includes (i) $558 million gain on remeasurement of previously held equity interest in Eagle Ford Gathering to fair value; (ii) $177 million for legal reserves related to the rate case and other litigation and environmental matters on KMP's west coast Products Pipelines; and (iii) $140 million, net of tax, gain on the sale of Express. For more information, see KMP’s 4th Quarter 2013 Earnings Release filed on Form 8-K with the SEC on January 15, 2014.

(8)
2013 amounts include NGPL Holdco LLC impairment discussed above in footnote (5). The year ended December 31, 2012 primarily represents pre-tax (income) expense associated with the EP acquisition and EP Energy sale and includes (i) $160 million in employee severance, retention and bonus costs; (ii) $87 million of accelerated EP stock based compensation allocated to the post-combination period under applicable GAAP rules; (iii) $37 million in advisory fees; (iv) $108 million write-off (primarily due to repayments) or amortization of capitalized financing fees; (v) $68 million for legal fees and reserves, net of recoveries; and (vi) $29 million benefit associated with pension income.

(9)	2012 amounts represent an increase in our state effective tax rate as a result of the EP acquisition.
(10)	We define sustaining capital expenditures as capital expenditures that do not expand the capacity of an asset.
(11)
Declared distribution multiplied by limited partner units outstanding on the applicable record date less units owned by us. Includes distributions on KMR shares. KMP must generate the cash to cover the distributions on the KMR shares, but those distributions are paid in additional shares and KMP retains the cash. We do not have access to that cash.

(12)	Declared distribution multiplied by EPB limited partner units outstanding on the applicable record date less units owned by us.
(13)
Consists of items such as timing and other differences between earnings and cash, KMP’s and EPB's cash flow in excess of their distributions, non-cash purchase accounting adjustments related to the EP acquisition and going private transaction primarily associated with non-cash amortization of debt fair value adjustments.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	December 31, 2013	December 31, 2012 (1)

ASSETS
Cash and cash equivalents - KMI	$116	$71
Cash and cash equivalents - KMP	377	529
Cash and cash equivalents - EPB	78	114
Other current assets	3,257	2,960
Property, plant and equipment, net - KMI	2,563	2,735
Property, plant and equipment, net - KMP	27,405	22,330
Property, plant and equipment, net - EPB	5,879	5,931
Investments	5,951	5,804
Goodwill - KMI	17,935	18,193
Goodwill - KMP	6,547	5,417
Goodwill - EPB	22	22
Deferred charges and other assets	4,965	4,139
TOTAL ASSETS	$75,095	$68,245

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Short-term debt - KMI	$725	$1,153
Short-term debt - KMP	1,504	1,155
Short-term debt - EPB	77	93
Other current liabilities	3,733	2,827
Long-term debt - KMI	9,221	9,148
Long-term debt - KMP	18,410	15,907
Long term debt - EPB	4,179	4,254
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments (2)	1,977	2,591
Deferred income taxes	4,637	4,071
Other long-term liabilities	2,247	2,846
Total liabilities	46,810	44,145

Shareholders' Equity
Accumulated other comprehensive loss	(24)	(118)
Other shareholders' equity	13,117	13,984
Total KMI equity	13,093	13,866
Noncontrolling interests	15,192	10,234
Total shareholders' equity	28,285	24,100
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$75,095	$68,245

Debt, net of cash
KMI (3)	$9,830	$10,230
KMP	19,537	16,533
EPB	4,178	4,233
Total Consolidated Debt	$33,545	$30,996

Notes:
(1)	December 2012 balance sheet recast to reflect the transfer of assets among entities under common control.
(2)
Amounts include the fair value adjustments related to interest rate swaps, debt discounts and premiums, and purchase price allocation adjustments, including adjustments to record EP's debt, including EPB debt, at its May 25, 2012 fair value.

(3)	Amounts exclude the preferred interest in general partner of KMP.